EXHIBIT 99.C6.3


                                  Exhibit 10(c)

                         Consent of Price Waterhouse LLP

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of the WRL Freedom Variable Annuity Post-Effective Amendment No. 16 to the Registration Statement on Form N-4 of our report dated January 30, 1998, relating to the financial statements and selected per unit data and ratios of the sub-accounts comprising the WRL Series Annuity Account - WRL Freedom Variable Annuity and WRL Freedom Attainer Contracts, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional information.



PRICE WATERHOUSE LLP


Kansas City, Missouri
April 28, 1998